EXHIBIT 99.1
ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES COMMON STOCK DIVIDEND

Great Neck, New York – March 13, 2009 – One Liberty Properties, Inc. (NYSE: OLP) today announced that its Board of Directors has declared a quarterly dividend for the Company’s Common Stock of $.22 per share.  As part of the Company’s focus on conserving cash in these difficult times, the Board has determined to pay this dividend in a combination of cash and shares of the Company’s Common Stock.  To the extent necessary, the Company will pay cash in lieu of issuing fractional shares.  The Company intends that the cash component of the dividend will be 10% of the aggregate dividend amount.  The dividend is payable on April 27, 2009, to shareholders of record as of March 30, 2009.

“Today’s decision reflects the Board’s priority, in the current economic environment, to conserve cash and strengthen the Company’s balance sheet,” said Patrick J. Callan, Jr., president and chief executive officer of One Liberty.  “The quarterly dividend declared today will allow the Company to retain an estimated $2 million of cash.”

Shareholders may elect to receive payment of the dividend all in cash or all in Common Stock.  Shareholders who do not make an election will be deemed to have elected to receive their dividend in Common Stock.  To the extent that cash elections are received with respect to more than 10% of the aggregate dividend amount, the cash portion will be prorated among shareholders electing to receive cash and those shareholders will receive the balance of their dividend in shares of Common Stock.  Common Stock included in the dividend will be valued at their volume weighted average trading price on the New York Stock Exchange on April 15, April 16, and April 17, 2009.

The Company intends to avail itself of IRS Revenue Procedure 2008-68 which permits certain dividends paid in stock to count towards the requirement that a REIT pay dividends at least equal to 90% of its REIT Taxable Income in order to be eligible for the favorable income tax treatment afforded REIT’s under the Internal Revenue Code.  Accordingly, the Company expects the dividend to be fully taxable to its shareholders whether paid in cash or in stock.

An information letter and election form will be mailed to shareholders of record promptly after March 30, 2009.  The properly completed election form to receive cash or Common Stock must be received by the Company’s transfer agent prior to 5:00 p.m. (EDT) on April 15, 2009.  If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend, please contact such bank, broker or nominee.  Registered stockholders with questions regarding the dividend may call the Company’s transfer agent, American Stock Transfer and Trust Company toll free at 1 (800) 937-5449 or (718) 921-8200.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's filings with the Securities and Exchange Commission.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100